Orion Marine Group, Inc. Reports First Quarter 2013 Results

Houston, Texas, May 2, 2013 -- Orion Marine Group, Inc. (NYSE: ORN) (the “Company”), a heavy civil marine contractor, today reported a net loss for the three months ended March 31, 2013, of $1.1 million ($0.04 diluted loss per share). These results compare to a net loss of $6.3 million ($0.23 diluted loss per share) for the same period a year ago.

“Our first quarter results reflect a solid year-over-year increase in revenue and EBITDA,” said Mike Pearson, Orion Marine Group's President and Chief Executive Officer. “As expected, we did encounter gaps between certain projects which resulted in a decline in the utilization of our dredging assets in the first quarter. Overall we were pleased with our results for the quarter and we remain encouraged by the market outlook for the remainder of 2013.”

Financial highlights of the Company's first quarter 2013 include:

First Quarter 2013

•
First quarter 2013 contract revenue was $75.1 million, an increase of 48%, as compared with first quarter 2012 revenue of $50.9 million. While first quarter 2013 revenue was down sequentially, it was up significantly year over year as a result of the Company's adjusted pricing strategy in an effort to drive a higher volume of work.

•	The Company self-performed approximately 83% of its work as measured by cost during the first quarter 2013, as compared with 85% in the prior year period.

•
Gross profit for the quarter was $5.8 million, which represents an increase of $8.7 million as compared with the first quarter of 2012. Gross profit margin for the quarter was 7.8%, which was higher than the prior year period of negative 5.6%. During the first quarter of 2013, gross profit margin improved due to the volume, timing, and mix of projects as compared to the prior year period.

•
Selling, General, and Administrative expenses for the first quarter 2013 were $7.7 million as compared to $7.1 million in the prior year period. The increase is primarily related to additional overhead expenses as a result of the acquisition made in late 2012.

•	The Company's first quarter 2013 EBITDA was $3.8 million, representing a 5.1% EBITDA margin, which compares to first quarter 2012 EBITDA of negative $4.4 million, or a negative 8.5% EBITDA margin.

Backlog of work under contract as of March 31, 2013 was $150.4 million, which compares with backlog under contract at March 31, 2012 of $215.4 million. Additionally, the Company is currently the apparent low bidder on approximately $117 million of work.

The Company reminds investors that backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period. Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.

Outlook
“We continue to see overall demand for our services grow as we track $6.5 billion worth of opportunities directly related to our services,” said Mr. Pearson. “Activity from private sector customers remains strong and we expect this to continue as private customers expand their waterfront infrastructure. Additionally, we are hopeful that the Continuing Resolution signed into law at the beginning of April to fund the federal government for the remainder of the federal fiscal year will bring some clarity to lettings by the Army Corps of Engineers.”

“During the first quarter we bid on approximately $340 million worth of opportunities and were successful on approximately $41 million,” said Mark Stauffer, Executive Vice President and Chief Financial Officer. “This represents an approximate 12% win rate or a book-to-bill ratio of 0.55 times for the quarter. We strategically pushed up bid margins on certain projects during the quarter, which was met with limited success. This contributed to a win rate that was below that of recent quarters; however, we are comfortable with our current backlog level, low bids outstanding, and bid market outlook.

Currently, we have over $280 million worth of bids outstanding, including approximately $117 million on which we are apparent low bidder. We are confident in the way 2013 is shaping up across all our operating regions as we continue to see a healthy amount of bid opportunities. Still, near term, bid margins will continue to be lower than our historical norms. However, as we demonstrated in the fourth quarter of 2012, we can be profitable at these margins levels with the right volume and mix of projects. Overall we are pleased with the development of the long term market drivers in our industry. We remain committed to managing a conservative balance sheet, maintaining strong project execution, and increasing shareholder value.”

Conference Call Details

Orion Marine Group will conduct a telephone briefing to discuss its results for the first quarter 2013 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, May 2, 2013. To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company's website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group First Quarter 2012 Earnings Conference Call at 800-688-0836; participant code 20601661.

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of heavy civil marine construction and specialty services on, over and under the water in the Gulf Coast, the Atlantic Seaboard, the West Coast, Alaska, Canada and the Caribbean Basin and acts as a single source turn-key solution for its customers' marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of marine waterways, channels and ports, environmental dredging, offshore construction, abandonment, and specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a near 100-year legacy of successful operations.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin”. These measurements may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Marine Group defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

A reconciliation of the Company's future EBITDA margin to the corresponding GAAP measure is not available as these are estimated goals for the performance of the overall operations over the planning period. These estimated goals are based on assumptions that may be affected by actual outcomes, including but not limited to the factors noted in the “forward looking statements” herein, in other releases, and in filings with the Securities and Exchange Commission.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 6, 2012, which is available on its website at www.orionmarinegroup.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

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Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share information)

	Three Months Ended
	March 31, 2013	March 31, 2012
	(Unaudited)	(Unaudited)
Contract revenues	$75,059	$50,890
Costs of contract revenues	69,229	53,718
Gross profit (loss)	5,830	(2,828)
Selling, general and administrative expenses	7,691	7,091
Loss from operations	(1,861)	(9,919)

Other income (expense)
Other income	298	181
Interest income	10	11
Interest expense	(184)	(168)
Other income, net	124	24
Loss before income taxes	(1,737)	(9,895)
Income tax Benefit	(640)	(3,559)
Net loss	(1,097)	(6,336)
Net loss attributable to noncontrolling interest	(7)	--
Net loss attributable to Orion common stockholders	$(1,090)	$(6,336)

Basic loss per share	$(0.04)	$(0.23)
Diluted loss per share	$(0.04)	$(0.23)
Shares used to compute loss per share:
Basic	27,229,792	27,119,760
Diluted	27,229,792	27,119,760

EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)

	Three Months Ended
	March 31, 2013	March 31, 2012
	(Unaudited)	(Unaudited)
Net loss	$(1,090)	$(6,336)
Income tax benefit	(640)	(3,559)
Interest expense, net	174	157
Depreciation and amortization	5,377	5,378
EBITDA EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.	$3,821	$(4,360)
Operating Margin Operating income margin is calculated by dividing operating income plus other income (if any) by contract revenues.	(2.1)%	(19.1)%
Impact of Depreciation and Amortization	7.2%	10.6%
EBITDA margin[1]	5.1%	(8.5)%

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	Balance as of	Balance as of
	March 31, 2013	December 31, 2012
	(Unaudited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$45,885	$43,084
Accounts receivable
Trade	29,851	45,072
Retainage	8,476	8,213
Other	1,308	1,712
Taxes receivable	2,680	3,110
Note receivable	46	46
Inventory	5,077	4,354
Deferred tax asset	37	37
Costs and estimated earnings in excess of billings on uncompleted contracts	20,363	19,245
Asset held for sale	920	920
Prepaid expenses and other	2,377	2,857
Total current assets	117,020	128,650
Property and equipment, net	148,094	150,671
Accounts receivable, long-term	1,410	1,410
Inventory, non-current	915	915
Goodwill	34,817	34,817
Intangible assets, net of amortization	503	627
Other assets	223	225
Total assets	$302,982	$317,315

Liabilities and Stockholders' Equity
Current liabilities
Current debt	$1,556	$12,621
Accounts payable
Trade	19,925	28,744
Retainage	1,774	2,433
Accrued liabilities	10,419	12,456
Taxes Payable	279	252
Billings in excess of costs and estimated earnings on uncompleted contracts	17,184	16,369
Total current liabilities	51,137	72,875
Long-term debt	8,176	--
Other long-term liabilities	784	564
Deferred income taxes	17,829	18,496
Deferred revenue	131	146
Total liabilities	78,057	92,081

Stockholders' equity
Common stock	276	275
Treasury stock	(3,003)	(3,003)
Additional paid in capital	161,760	160,973
Retained earnings	65,849	66,939
Equity attributable to common stockholders	224,882	225,184
Noncontrolling interest	43	50
Total stockholders' equity	224,925	225,234
Total liabilities and stockholders' equity	$302,982	$317,315

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net Loss	$(1,097)	$(6,336)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation and amortization	5,377	5,378
Deferred financing cost amortization	22	33
Bad debt recoveries	(5)	(1)
Deferred income taxes	(667)	(98)
Stock-based compensation	582	774
Loss on sale of property and equipment	(2)	(14)
Change in operating assets and liabilities:
Accounts receivable	15,367	(4,355)
Income tax receivable	430	(3,491)
Inventory	(724)	41
Note receivable	—	5
Prepaid expenses and other	464	(108)
Restricted Cash	—	(13,952)
Costs and estimated earnings in excess of billings on uncompleted contracts	(1,118)	(1,964)
Accounts payable	(9,478)	(570)
Accrued liabilities	(1,817)	(1,030)
Income tax payable	27	—
Billings in excess of costs and estimated earnings on uncompleted contracts	815	5,677
Deferred revenue	(14)	(14)
Net cash provided by (used in) operating activities	8,162	(20,025)
Cash flows from investing activities
Proceeds from sale of property and equipment	13	40
Purchase of property and equipment	(2,691)	(16,260)
Net cash used in investing activities	(2,678)	(16,220)
Cash flows from financing activities
Borrowings from Credit Facility	—	13,000
Payments made on borrowings from Credit Facility	(2,889)	—
Exercise of stock options	206	13
Net cash (used in) provided by financing activities	(2,683)	13,013
Net change in cash and cash equivalents	2,801	(23,232)
Cash and cash equivalents at beginning of period	43,084	38,979
Cash and cash equivalents at end of period	$45,885	$15,747

SOURCE: Orion Marine Group, Inc.
Orion Marine Group, Inc.
Mark Stauffer, Executive Vice President & CFO
Chris DeAlmeida, Vice President, Accounting & Finance, 713-852-6506
Drew Swerdlow, Sr. Analyst, Finance & Investor Relations, 713-852-6582